Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199514

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 2, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 18, 2015)

4,400,000 SHARES

COMMON STOCK

We are selling 4,400,000 shares of our common stock. Our common stock is listed on the NASDAQ Global Market under the symbol “GFN.” On February 27, 2015, the reported last sale price of our common stock on the NASDAQ Global Market was $9.29 per share.

Investing in our common stock involves risks. See the “Risk Factors” sections of this prospectus supplement beginning on page S-9 and in the accompanying prospectus and the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

(1)	Assumes no exercise of the underwriters’ option described below.

We have granted the underwriters an option to purchase up to an additional 660,000 shares of our common stock, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock in book-entry form through the facilities of The Depository Trust Company on or about                 , 2015.

Joint Book-Running Managers

Oppenheimer & Co.

KeyBanc Capital Markets

Sterne Agee

Co-Manager

D.A. Davidson & Co.

The date of this prospectus supplement is                     , 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we file with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of our common stock. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read and consider the information in this prospectus supplement, the accompanying prospectus and any related free writing prospectus together with the additional information described under the headings “Where You Can Find Additional Information” and “Information Incorporated by Reference” in the accompanying prospectus.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “our company,” “the Company,” and “GFN” refer to General Finance Corporation and its subsidiaries, “Royal Wolf” refers to Royal Wolf Holdings Limited, an Australian corporation publicly traded on the Australian Securities Exchange and its Australian and New Zealand subsidiaries, “Pac-Van” refers to Pac-Van, Inc., an Indiana corporation, and its Canadian subsidiary, PV Acquisition Corp., an Alberta corporation, “Southern Frac” refers to Southern Frac, LLC, a Texas limited liability company, and “Lone Star” refers to Lone Star Tank Rental Inc., a Delaware corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms or other similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These statements are only predictions based on our current expectations and projections about future events and speak only as of the respective dates of such documents. We believe the expectations reflected in the forward-looking statements are reasonable, but we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk Factors” in this prospectus supplement beginning on page S-9 and in the accompanying prospectus and the documents incorporated by reference herein and therein.

ii

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified any of the data from third party sources nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the information referred to under the heading “Risk Factors,” before making an investment decision.

General Finance Corporation

We are a leading specialty rental services company offering portable storage, modular space and liquid containment solutions, with a diverse and rapidly expanding lease fleet of 70,798 units as of December 31, 2014. Our 66 branch locations across North America and the Asia-Pacific offer a wide range of portable storage units, including our core 20-feet and 40-feet steel containers, mobile offices, modular space products and steel tanks that provide our customers a flexible, cost-effective and convenient way to meet their temporary storage and space needs. Our units are easily customized to satisfy our customers’ specific application needs and include numerous value-add components. We provide our storage and space solutions to a diverse base of over 32,000 customers across a broad range of industries, including commercial, construction, transportation, industrial, energy, manufacturing, mining, retail, education and government. Our customers utilize our units for a wide variety of applications, including the temporary storage of materials, supplies, equipment, retail merchandise inventories, documents and liquids and for office use.

Founded in 2005, we focus on leasing rather than selling our units. Approximately 66% of our total non-manufacturing revenues for the twelve months ended December 31, 2014 were derived from leasing activities. We believe our business model is compelling because it is driven by lease fleet assets that:

•	Generate a predictable, recurring revenue stream with long average lease durations of over 12 months;

•	Possess long useful lives of 20 to 30 years with high residual values;

•	Return the original equipment cost through revenue within four years on average;

•	Operate at high utilization levels, including a utilization level of 80% on average for the past five years;

•	Require low maintenance expenditures; and

•	Earn attractive margins, including an Adjusted EBITDA margin of 28.6% for the twelve month period ended December 31, 2014.

Through a combination of organic growth and strategic acquisitions, we have more than quadrupled the size of our lease fleet since June 30, 2007 and have grown our revenue and Adjusted EBITDA at a 21.7% and 33.0% compound annual growth rate, respectively, from June 30, 2007 to December 31, 2014. During the same period, our net income grew at a 76.3% compound annual growth rate. Sales of new and used units complement our leasing revenues by satisfying our customers’ longer term storage needs. Unit sales represented approximately 34% of our total non-manufacturing revenues for the twelve month period ended December 31, 2014.

Our lease fleet is comprised of three distinct specialty rental equipment categories that possess attractive asset characteristics and serve our customers’ on-site temporary storage and space needs: portable storage, modular space and liquid containment.

•	Portable Storage. Our portable storage offerings include steel storage containers, freight containers and office containers. Storage containers primarily consist of new and used International Organization of Standardization (“ISO”) steel shipping containers that provide a flexible, low cost alternative to warehousing, while offering greater security, convenience and immediate accessibility. Our storage container products include general purpose dry storage, refrigerated and specialty containers in a range of standard and modified sizes, designs and capacities. Our freight containers are designed for transport of products by road and rail, and include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers. Our freight container products are only offered in our Asia-Pacific territory. Our office container buildings are either modified or specifically-manufactured containers that provide secure and convenient office space with maximum design flexibility.

•	Modular Space. Our modular space offerings include modular buildings and mobile offices. Modular buildings provide customers with a flexible space solution and are often modified to customer specifications. Our modular building fleet complexes range in size from 1,000 to more than 30,000 square feet and may be highly customized. Our mobile offices are re-locatable units with aluminum or wood exteriors and wood (or steel) frames on a steel carriage fitted with axles and allow for an assortment of “add-ons” to provide convenient temporary space solutions.

•	Liquid Containment. Our liquid containment offering consists of portable liquid storage tanks that are manufactured 500-barrel capacity steel containers with fixed axles for transport. These units can be utilized for a variety of applications across a wide range of industries, including refinery, petrochemical and industrial plant maintenance, oil and gas services, environmental remediation, infrastructure building construction, marine services, pipeline construction and maintenance, tank terminal services, waste management, wastewater treatment and landfill services.

Industry

We compete in three distinct, but related, sectors of the specialty rental services industry: portable storage, modular space and liquid containment. The portable storage industry is fragmented in each of our geographic territories, with numerous participants in local markets leasing and selling portable storage units. We believe the portable storage sector has experienced steady growth since the 1990s and is achieving increased market share compared to other storage alternatives. We believe the portable storage sector is growing due to an increasing awareness of the availability, convenience, security and cost benefits of portable storage as well as an increasing number of new applications for portable storage units.

The Modular Building Institute, in its 2013 Relocatable Buildings Annual Report, estimated that the North American modular space sector generated approximately $5.5 billion in leasing and sales revenues in 2013. The sector has experienced significant growth over the last thirty plus years as the number of applications for modular space has expanded and recognition of the product’s positive attributes has grown. By outsourcing their space needs, customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs. The IBIS World Industry Report published in January 2014 estimated that the portable container buildings market in Australia generated revenue of AUS$2.7 billion ($2.5 billion) during the fiscal year ended June 30, 2013, of which approximately AUS$1.8 billion ($1.7 billion) related to markets in which we offer a competing product. We believe that we are well positioned to benefit from continued growth in both the North American and Asia-Pacific modular space markets.

Portable liquid storage tank containers are used in environmental and industrial applications to temporarily store hazardous and nonhazardous liquids and semi-solids. Liquid containment end market demand is stable and recurring and is driven by the non-discretionary nature of required customer maintenance cycles, increasing enforcement of existing environmental regulations, a growing trend of outsourcing liquid containment solutions and an increasing level of vendor consolidation. We believe that the rental industry in the United States (“U.S.”) for liquid containment equipment generates approximately $1.4 billion of annual rental revenues.

Competitive Strengths

Leading Provider with Strong Presence in Served Markets. We believe we are a leading provider of portable storage, modular space and liquid containment solutions in all of the territories we serve. In North America, Pac-Van is a recognized provider of portable storage, modular buildings and mobile offices on a national, regional and local basis. Lone Star is a market leader in steel tank rental and related services in the Permian Basin in West Texas and the Eagle Ford Shale in South Texas. We believe Royal Wolf is the leading provider of portable storage solutions in Australia and New Zealand, with the largest container fleet and branch network, representation in all major metropolitan areas and an estimated 35% overall market share.

Superior Service Focus. Our operating infrastructure in each of our markets is designed to ensure that we consistently meet or exceed customer expectations. Our scalable management information systems and administrative support services enhance our customer service capabilities by enabling our operating management teams to access real time information on product availability, customer reservations, customer usage history and rates on a national, regional and local level. We believe these capabilities enable us to provide superior customer service, allowing us to attract new and retain existing customers. Based on our North American portable storage and modular space fiscal year 2014 customer survey, more than 97% of the customers surveyed would do business with us again and would recommend our services to others. Over 90% of our consolidated total leasing revenues in the six months ended December 31, 2014 were derived from repeat customers, which we believe is a result of our superior customer service.

Extensive Reach and Capabilities. Through our expansive branch network of 66 locations, we maintain national service capabilities in our territories. In North America, our branches serve 30 of the 50 largest U.S. Metropolitan Statistical Areas, or MSAs. We also have branch offices located in every state in Australia and on both the North and South Islands of New Zealand. We are the only portable storage container company in these Asia-Pacific markets with a national infrastructure and workforce.

Geographic, Product and End Market Diversification. Our specialty rental units are utilized in a wide variety of applications, and we have established strong relationships with a diversified customer base in both our North American and Asia-Pacific territories. Our customers range from large companies with a national presence to small local businesses. During fiscal year 2014, we served over 32,000 customers in over 20 industries. In fiscal year 2014, our largest customer accounted for less than 4% of leasing revenues, and our 20 largest customers combined accounted for less than 25% of leasing revenues. We believe that the breadth of our products and services limits the impact of changes within any given customer or industry.

High Quality Fleet with Attractive Asset Characteristics. Our branch offices maintain our lease fleet to consistent quality standards. Maintenance costs are expensed as incurred, and branch managers and operations staff are responsible for managing a maintenance program aimed at providing equipment to customers that meets or exceeds customer expectations and industry standards. All of our lease fleet carries signage reflecting its respective brands, which is important to ongoing name recognition in our markets. Our lease fleet possesses attractive asset characteristics, including long economic useful lives with high residual values, predictable and recurring revenue streams, low maintenance expense, rapid payback periods, high incremental leasing margins and favorable tax attributes. We believe these characteristics allow us to generate high returns on invested capital relative to other rental services sectors.

Experienced Management Team. We believe our management team’s experience and long tenure with our company and within the industry give us a strong competitive advantage. Our current senior executive management team, led by our President and Chief Executive Officer, Ronald F. Valenta, who has been with us since our inception, has successfully entered new markets, expanded our customer base and integrated a number of meaningful acquisitions. Each of our operating management teams is comprised of experienced and proven senior executives. Our senior management, as well as corporate, regional and branch managers across all of our operating companies, has been integral in developing and maintaining our high level of customer service, deploying technology to improve operational efficiencies and successfully integrating acquisitions.

Business Strategy

Our business strategy consists of the following:

Focus on High Margin Core Leasing Business. We focus on growing our core leasing business because it provides predictable, recurring revenue from specialty rental assets that: (1) have long useful lives of over 20 years; (2) generate rapid payback of unit investment through revenue in less than four years on average; and (3) have high residual values of up to 70% of original equipment cost. We have successfully increased leasing revenues as a percentage of our consolidated non-manufacturing revenues from 29% in fiscal year 2007 to 66% for the trailing twelve month period ended December 31, 2014. We believe that we can continue to generate substantial demand for our leasing products as the industry is still relatively underdeveloped in our markets, particularly in the Asia-Pacific region where we believe leasing penetration is estimated at just 50%. With new uses for our products continually emerging, we believe many more applications for our specialty rental solutions are still yet to be developed.

Generate Strong Organic Growth. We continue to focus on increasing the number of our rental fleet units. We believe that our high quality lease fleet and superior customer service enable us to increase our lease rates and units on rent over time. From June 30, 2010 to December 31, 2014, our monthly lease revenue per unit increased at an 8.8% compound annual growth rate, and we have expanded our units on rent count from 29,735 to 59,458, representing a 16.6% compound annual growth rate. We generate organic growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of our specialty rental units and differentiate our products from our competitors.

Leverage Our Infrastructure. Our branch network infrastructure covers a broad geographic area and is capable of serving significant additional customer volume while incurring a minimal amount of incremental fixed costs. With our established branch network and infrastructure, we generate significant Adjusted EBITDA margins on incremental units deployed. Our objective is to add volume by organically growing the lease fleet across our locations and through strategic acquisitions. Asset purchases of “tuck-in” competitors and adding new units to our fleet allow us to more effectively leverage our infrastructure. Between June 30, 2007 and December 31, 2014, our lease fleet grew from approximately 16,000 units to over 70,000 units, and our Adjusted EBITDA margin expanded from 16.7% in fiscal year 2008 to 28.6% for the twelve months ending December 31, 2014.

Opportunistically Enter New Geographic Markets. We believe a long-term opportunity exists for us to significantly expand the size of our branch network in North America by opening up to 30 new locations in attractive territories. Additionally, we expect to open multiple satellite branch locations in our Asia-Pacific territory. Over the past three years, we have successfully entered 14 new markets through either acquisitions or greenfield branch openings.

Pursue Select Strategic Acquisitions. Acquisitions represent an attractive means for us to further leverage our infrastructure, add complementary product lines, enter new geographic regions and accelerate our growth and margin expansion opportunities. We operate in fragmented industries, and we seek to identify acquisition candidates that we believe would be earnings accretive. We have a proven integration model that we have effectively used to integrate 31 acquisitions since May 31, 2007.

Continue New Product Innovation. We have a history of developing innovative new product concepts to better service our customers’ needs. Our in-house capabilities and third party modification capabilities allow us to customize units to meet customer specifications. We have introduced many new product innovations, including temporary prison holding cells, hoarding units, blast-resistant units, mining camps, temporary retail frontage units and observatory units customized from storage containers. We believe these innovative new product offerings differentiate us in the market.

Corporate History and Information

We incorporated in Delaware on October 14, 2005. Our principal executive offices are located at 39 East Union Street, Pasadena, California 91103, and our telephone number is (626) 584-9722. Our website is www.generalfinance.com and our operating company websites are www.pacvan.com, www.lonestartank.com, www.southernfrac.com, www.royalwolf.com.au and www.royalwolf.co.nz. Information contained on those websites is not incorporated by reference into this prospectus supplement, and you should not consider information contained on those websites as part of this prospectus supplement.

THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a purchaser of our common stock. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer	General Finance Corporation.

Common stock offered	4,400,000 shares (or 5,060,000 shares if the underwriters’ option is exercised in full).

Common stock to be outstanding immediately after this offering	30,250,454 shares (or 30,910,454 shares if the underwriters’ option is exercised in full).

Use of proceeds	We intend to use the net proceeds from this offering to repay in full the $20 million outstanding under our senior secured term loan with Credit Suisse AG, Singapore Branch, to repay subsidiary secured indebtedness and for general corporate purposes.

Listing	Our common stock is quoted on the NASDAQ Global Market under the symbol “GFN.”

Risk factors	See “Risk Factors” beginning on page S-9 and other information included in this prospectus supplement and the accompanying prospectus or incorporated herein and therein by reference for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding immediately after this offering is based on 25,850,454 shares outstanding as of February 26, 2015 and excludes as of that date:

•	1,895,839 shares of common stock issuable upon the exercise of stock options outstanding, with a weighted average exercise price of $5.27 per share; and

•	1,701,646 shares of common stock reserved for future awards pursuant to our equity compensation plans.

Except as otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional 660,000 shares from the Company.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary consolidated financial and other data of the Company. The financial data have been derived from our audited financial statements except for the quarterly financial data which is derived from our unaudited financial statements. In the opinion of management, the unaudited quarterly financial data reflect all adjustments necessary for a fair statement of the results and financial position of such periods. The quarterly results are not necessarily indicative of the results for the full year. You should read the following information in conjunction with our consolidated financial statements, and related notes thereto, incorporated by reference into this prospectus supplement and accompanying prospectus, as well as the information included herein.

	Year Ended June 30,			Six Months Ended December 31,
(dollars in thousands)	2012	2013	2014	2013	2014
				(unaudited)	(unaudited)
Statements of Operations Information:
Revenues	$212,239	$245,543	$287,105	$131,375	$169,149
Cost of sales	79,618	93,068	103,003	50,965	40,123
Direct costs of leasing operations	41,585	46,755	55,078	24,044	40,335
Selling and general expenses	45,867	54,418	62,612	28,196	36,866
Depreciation and amortization	18,924	21,811	26,371	11,262	18,644

Operating income	26,245	29,491	40,041	16,908	33,181
Interest income	157	58	52	23	24
Interest expense	(12,743)	(10,969)	(11,952)	(4,726)	(10,827)
Foreign currency exchange gain (loss) and other	443	1,028	(1,372)	(549)	155

Income before provision for income taxes	14,102	19,608	26,769	11,656	22,533
Provision for income taxes	5,360	8,195	11,620	4,872	9,013

Net income	8,742	11,413	15,149	6,784	13,520
Preferred stock dividends	(177)	(153)	(3,489)	(1,675)	(1,844)
Noncontrolling interest	(6,129)	(7,715)	(7,756)	(3,084)	(3,367)

Net income attributable to common stockholders	$2,436	$3,545	$3,904	$2,025	$8,309

Net income per common share: basic	$0.11	$0.16	$0.16	$0.08	$0.32

Net income per common share: diluted	$0.11	$0.16	$0.15	$0.08	$0.31

Statements of Cash Flows Information:
Net cash provided by (used in):
Operating activities	$15,185	$34,892	$51,548	$15,756	$21,139
Investing activities	(53,249)	(69,710)	(163,585)	(51,996)	(82,600)
Financing activities	38,856	35,218	112,909	35,004	63,466

Capital Expenditures:
Lease fleet, net	$45,398	$47,561	$65,740	$33,428	$43,777
Non-lease fleet	3,177	8,523	7,154	2,855	13,289
Acquisitions	4,631	14,649	90,695	15,695	25,371

Other Financial Data:
Adjusted EBITDA(1)	$46,070	$53,048	$69,106	$29,412	$53,165
Adjusted EBITDA margin(2)	22%	22%	24%	22%	31%

Rental Fleet:
Lease fleet units, as of end of period	48,888	54,259	61,597	59,683	70,798
Lease fleet units on rent, as of end of period	39,001	42,262	50,050	50,089	59,458
Utilization rate(3)	80%	78%	81%	84%	84%
Monthly lease rate, as of end of period	$222	$243	$251	$218	$316

As of December 31, 2014
(unaudited)
Balance Sheet Information:
Cash and cash equivalents	$6,290
Total assets	720,160
Total debt	358,075
Total senior and other equity	245,830

(1)	Adjusted EBITDA is a non-U.S. GAAP measure. We calculate Adjusted EBITDA as net income before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income. We calculate Adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of Adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementally. The following table shows our Adjusted EBITDA and the reconciliation from net income:

	Year Ended June 30,			Six Months Ended December 31,
(dollars in thousands)	2012	2013	2014	2013	2014
				(unaudited)	(unaudited)
Net income (loss)	$8,742	$11,413	$15,149	$6,784	$13,520
Add –
Provision (benefit for income taxes)	5,360	8,195	11,620	4,872	9,013
Foreign currency exchange loss (gain) and other	(443)	(1,028)	1,372	549	(155)
Interest expense	12,743	10,969	11,952	4,726	10,827
Interest income	(157)	(58)	(52)	(23)	(24)
Depreciation and amortization	18,924	22,241	27,127	11,634	19,070
Share-based compensation expense	901	1,316	1,938	870	914

Adjusted EBITDA	$46,070	$53,048	$69,106	$29,412	$53,165

Our business is capital intensive, so from an operating level we focus primarily on EBITDA and Adjusted EBITDA to measure our results. These measures provide us with a means to track internally generated cash from which we can fund our interest expense and fleet growth objectives. In managing our business, we regularly compare our Adjusted EBITDA margins on a monthly basis. As capital is invested in our established branch (or CSC) locations, we achieve higher Adjusted EBITDA margins on that capital than we achieve on capital invested to establish a new branch, because our fixed costs are already in place in connection with the established branches. The fixed costs are those associated with yard and delivery equipment, as well as advertising, sales, marketing and office expenses. With a new market or branch, we must first fund and absorb the start-up costs for setting up the new branch facility, hiring and developing the management and sales team and developing our marketing and advertising programs. A new branch will have low Adjusted EBITDA margins in its early years until the number of units on rent increases. Because of our higher operating margins on incremental lease revenues, which we realize on a branch-by-branch basis, when the branch achieves leasing revenues sufficient to cover the branch’s fixed costs, leasing revenues in excess of the break-even amount produce large increases in profitability and Adjusted EBITDA margins. Conversely, absent significant growth in leasing revenues, the Adjusted EBITDA margin at a branch will remain relatively flat on a period by period comparative basis.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenue.

(3)	Utilization rates based on number of units leased at the end of the applicable period.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for stockholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts;

•	relatively low trading volume; and

•	significant concentration of ownership in our common stock.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not currently intend to pay dividends on our common stock, which may limit the return on your investment in us.

Except for payment of dividends on our preferred stock and on the capital stock of Royal Wolf, we intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may issue shares of our capital stock that would reduce the equity interest of our stockholders and could cause a change in control of our ownership.

We may seek to finance future transactions, including business combinations, or improve our financial position by issuing additional shares of our common stock and/or preferred stock. The issuance of any number of shares of our common stock or of our preferred stock:

•	may significantly reduce the equity interest of investors;

•	may subordinate the common stockholder rights if preferred stock is issued with rights senior to our common stock;

•	may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

USE OF PROCEEDS

Net proceeds received by us from this offering, after deducting underwriting discount and other offering expenses payable by us, are estimated to be approximately $             million (or $                 million if the underwriters exercise their option in full). We intend to use the net proceeds to repay in full the $20 million outstanding under our term loan with Credit Suisse AG, Singapore Branch (the “Secured Term Loan”) and to repay a portion of the outstanding indebtedness of Pac-Van and Lone Star under their joint senior secured credit facility (the “North American Leasing Senior Credit Facility”) which, among other things, is used for working capital and for general corporate purposes. Net proceeds received by us from this offering may also be used for general corporate purposes, including general and administrative matters, capital expenditures, and working capital. We may also use a portion of the net proceeds for the acquisition of businesses that complement our business, although we have no present understandings, commitments or agreements to enter into any such acquisitions or investments that would require the use of proceeds from this offering. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

The Secured Term Loan was entered into as part of the financing for the acquisition of Lone Star, which was consummated on April 7, 2014. The Secured Term Loan bears interest at LIBOR plus 7.50% and matures on April 3, 2016. At December 31, 2014, total borrowings under the Secured Term Loan were $25 million, and on January 27, 2015, we repaid $5 million of the outstanding amount. The North American Leasing Senior Credit Facility bears interest, at the Company’s option, either at the base rate, plus 0.5% and a range of 1.00% to 1.50%, or at LIBOR plus 1.00% and a range of 2.50% to 3.00% and matures on September 7, 2017. At December 31, 2014, total borrowings under the North American Leasing Senior Credit Facility were approximately $135 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total debt and equity as of December 31, 2014 on:

•	an actual basis; and

•	an as-adjusted basis to give effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and related notes, all of which are included in our Annual Report on Form 10-K for the year ended June 30, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 2014, which are incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of December 31, 2014
	Actual	As Adjusted
	(unaudited)
	(in thousands, except share data)
Cash and cash equivalents	$6,290	$

Senior and other debt:
Royal Wolf senior credit facility	$110,875		$110,875
North American leasing senior credit facility	135,411
Southern Frac senior credit facility	1,491		1,491
Secured term loan(1)	25,000		—
8.125% senior notes due 2021	72,000		72,000
Other	13,298		13,298

Total senior and other debt	358,075

Equity:
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series) and liquidation value of $40,722	40,100		40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 25,824,899 shares issued and outstanding(2)	3		3
Additional paid-in capital	124,823
Accumulated other comprehensive loss	(8,117)		(8,117)
Accumulated deficit	(1,633)		(1,633)

Total General Finance Corporation stockholders’ equity	155,176
Equity of noncontrolling interests	90,654		90,654

Total equity	245,830

Total debt and equity	$603,905

(1)	On January 27, 2015, we repaid $5.0 million of the outstanding borrowings of the Secured Term Loan.

(2)	The number of shares of common stock outstanding used for existing stockholders is based on 25,824,899 shares of our common stock outstanding as of December 31, 2014 and excludes 1,925,894 shares of common stock issuable upon exercise of stock options outstanding at a weighted average price of $5.26 per share.

MARKET PRICES

Our common stock is listed on The NASDAQ Global Market (NASDAQ) under the symbol “GFN.” The following table sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock. The last reported sale price of our common stock on The NASDAQ Global Market on February 27, 2015 was $9.29 per share.

	Common Stock
	High	Low
Year Ended June 30, 2015:
Third Quarter (through February 27, 2015)	$9.84	$7.43
Second Quarter	9.86	8.11
First Quarter	9.81	8.30

Year Ended June 30, 2014:
Fourth Quarter	$9.76	$7.76
Third Quarter	8.44	6.06
Second Quarter	6.53	5.43
First Quarter	5.80	4.70

Year Ended June 30, 2013:
Fourth Quarter	$4.69	$4.10
Third Quarter	5.15	4.35
Second Quarter	4.75	3.95
First Quarter	4.30	3.24

As of February 26, 2015, we had 25,850,454 shares of common stock outstanding. As of February 13, 2015, there were 70 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

Holders of our common stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock.

We have not paid any cash dividends on our common stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Moreover, the terms of the unsecured senior notes we issued in June 2014 place certain limitations on our ability to pay dividends or make any distributions on or in respect of shares of our capital stock. Further, our ability to declare dividends may be limited by restrictive covenants if we incur any additional indebtedness.

BUSINESS

Overview

We are a leading specialty rental services company offering portable storage, modular space and liquid containment solutions, with a diverse and rapidly expanding lease fleet of 70,798 units as of December 31, 2014. Our 66 branch locations across North America and the Asia-Pacific offer a wide range of portable storage units, including our core 20-feet and 40-feet steel containers, mobile office and modular space products and steel tanks that provide our customers a flexible, cost-effective and convenient way to meet their temporary storage and space needs. Our units are easily customized to satisfy our customers’ specific application needs and include numerous value-add components. We provide our storage solutions to a diverse base of over 32,000 customers across a broad range of industries, including commercial, construction, transportation, industrial, energy, manufacturing, mining, retail, education and government. Our customers utilize our storage and space units for a wide variety of applications, including the temporary storage of materials, supplies, equipment, retail merchandise inventories, documents and liquid storage and for office use.

Founded in 2005, we focus on leasing rather than selling our units. Approximately 66% of our total non-manufacturing revenues for the twelve months ended December 31, 2014 were derived from leasing activities. We believe our business model is compelling because it is driven by lease fleet assets that:

•	Generate a predictable, recurring revenue stream with long average lease durations of over 12 months;

•	Possess long useful lives of 20 to 30 years with high residual values;

•	Return the original equipment cost through revenue within four years on average;

•	Operate at high utilization levels, including a utilization level of 80% on average for the past five years;

•	Require low maintenance expenditures; and

•	Earn attractive margins, including an Adjusted EBITDA margin of 28.6% for the twelve month period ended December 31, 2014.

Through a combination of organic growth and strategic acquisitions, we have more than quadrupled the size of our lease fleet since June 30, 2007 and have grown our revenue and Adjusted EBITDA at a 21.7% and 33.0% compound annual growth rate, respectively, from June 30, 2007 to December 31, 2014. During the same period, our net income grew at a 76.3% compound annual growth rate. Sales of new and used units complement our leasing revenues by satisfying our customers’ longer term storage needs. Unit sales represented approximately 34% of our total non-manufacturing revenues for the twelve month period ended December 31, 2014.

Summary Organizational Chart(1)(2)

Our lease fleet is comprised of three distinct specialty rental equipment categories that possess attractive asset characteristics and serve our customers’ on-site temporary storage needs and applications: portable storage, modular space and liquid containment. Our portable storage category is segmented into three products: (1) storage containers, which primarily consist of new and used ISO steel shipping containers that provide a flexible, low cost alternative to warehousing, while offering greater security, convenience and immediate accessibility; (2) freight containers, which are either designed for transport of products by road and rail and are only offered in our Asia-Pacific territory and (3) office containers, which are modified or specifically-manufactured containers that provide secure and convenient office space with maximum design flexibility. Our modular space category is segmented into two products: (1) modular buildings, which provide customers with flexible space solutions and are often modified to customer specifications and (2) mobile offices, which are re-locatable units with aluminum or wood exteriors and wood (or steel) frames on a steel carriage fitted with axles, and which allow for an assortment of “add-ons” to provide convenient temporary space solutions. Our liquid containment category includes portable liquid storage tanks that are manufactured 500-barrel capacity steel containers with fixed axles for transport. These units are regularly utilized for a variety of applications across a wide range of industries, including refinery, petrochemical and industrial plant maintenance, oil and gas services, environmental remediation and field services, infrastructure building construction, marine services, pipeline construction and maintenance, tank terminal services, waste management, wastewater treatment and landfill services.

(1)	Summary organization chart is illustrative and does not reflect the legal operating structure of General Finance. Our operations are conducted through our subsidiaries.
(2)	Reflects consolidated revenues for twelve months ended December 31, 2014.

Industry Overview

We compete in three distinct, but related, sectors of the specialty rental services industry: portable storage, modular space and liquid containment.

Portable Storage

The storage industry includes two principal markets, fixed self-storage and portable storage. The fixed self-storage market consists of permanent structures located away from customer locations used primarily by consumers to temporarily store excess household goods. We do not participate in the fixed self-storage market with permanent structures. The portable storage market, in which we operate, differs from the fixed self-storage market in that it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access to the storage unit. The advantages of portable storage include convenience, immediate accessibility, improved security and lower costs. In contrast to fixed self-storage, the portable storage market is primarily used by businesses and offers a flexible, secure, cost-effective and convenient alternative to constructing permanent warehouse space or storing items at an offsite facility. A broad range of industries, including construction, industrial, commercial, services, retail and government utilize portable storage equipment to meet both their short-term and permanent storage needs.

The portable storage industry is fragmented in each of our geographic markets, with numerous participants in local markets leasing and selling portable storage units. While we are not aware of any published third-party analysis of either the Asia-Pacific or North American portable storage markets, we believe the portable storage sector has experienced steady growth since the 1990s and is achieving increased market share compared to other storage alternatives because of an increasing awareness of the benefits portable storage units offer. We believe the portable storage sector is growing due to an increasing awareness of the availability, convenience, security and cost benefits of portable storage as well as an increasing number of new applications for portable storage units.

Modular Space

Modular space solutions, including modular buildings, mobile offices and portable container buildings, are used primarily by businesses to address either temporary or permanent space needs. We believe modular space delivers four core benefits compared to permanent buildings or structures: reusability, timely solutions, lower costs and flexibility. Modular buildings may offer customers significant cost savings over permanent construction and can generally be installed more quickly because site work and fabrication can take place concurrently. In addition, modular solutions are not site specific and can be configured in a number of ways to meet multiple needs. Finally, modular buildings are reusable and will generally serve a wide variety of uses during their life span. A variety of industries utilize modular space solutions, including engineering construction and resources, non-residential building and property, recreation and tourism and agriculture, among others.

The Modular Building Institute, in its 2013 Relocatable Buildings Annual Report, estimated that North American modular space sector generated approximately $5.5 billion in leasing and sales revenues in 2013. The sector has experienced significant growth over the last thirty plus years as the number of applications for modular space has expanded and recognition of the product’s positive attributes has grown. By outsourcing their space needs, customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs. The IBIS World Industry Report published in January 2014 estimated that the portable container buildings market in Australia generated revenue of AUS$2.7 billion ($2.5 billion) during the fiscal year ended June 30, 2013, of which approximately AUS$1.8 billion ($1.7 billion) related to the markets in which we offer a competing product. We believe that we are well positioned to benefit from any continued long-term growth in the North American and Asia-Pacific modular space markets.

We expect that the modular space market will grow over the long-term, driven in part by increasing awareness of the advantages of modular space. Additionally, we believe that the advantages of modular space over permanent buildings and structures of reusability, timely solutions, lower costs, and flexibility are highly valued in many of the end markets we serve. We further believe the increased penetration of modular space solutions in additional end markets will also continue to drive market growth.

Liquid Containment

Portable liquid storage tank containers are used in environmental and industrial applications to temporarily store hazardous and nonhazardous liquids and semi-solids. The tanks are used by customers across a wide variety of end markets, including chemical, refinery and industrial plant maintenance, environmental remediation, infrastructure building construction, marine services, oil and gas exploration and field services, pipeline construction and maintenance, tank terminal services, wastewater treatment and waste management and landfill services. Liquid containment end market demand is recurring and is driven by the non-discretionary nature of required customer maintenance cycles, an increasing enforcement of existing environmental regulations, a growing outsourcing of liquid containment solutions and an increasing level of vendor consolidation. We believe that the rental industry in the U.S. for liquid containment equipment generates approximately $1.4 billion of annual rental revenues. While this is a relatively new product line for our North American leasing operations, we believe we can leverage our branch network, existing relationships and operating philosophies to successfully compete in this sector. Our research indicates that many of the companies currently using containment solutions also use our portable storage and mobile office products.

Competitive Strengths

Leading Provider with Strong Presence in Served Markets

We believe we are a leading provider of portable storage, modular space and liquid containment solutions in all of the territories we serve. In North America, Pac-Van is a recognized provider of portable storage, modular buildings and mobile offices on a national, regional and local basis. Lone Star is a market leader in steel tank rental and related services in the Permian Basin in West Texas and the Eagle Ford Shale in South Texas. We believe Royal Wolf is the leading provider in Australia and New Zealand of portable storage containers, portable container buildings and freight containers. Royal Wolf is represented in all major metropolitan areas, and we believe maintains the largest branch network and container fleet, with an estimated 35% market share, of any storage container company in Australia and New Zealand.

Superior Service Focus

Our operating infrastructure in each of our markets is designed to ensure that we consistently meet or exceed customer expectations. Our scalable management information systems and administrative support services enhance our customer service capabilities by enabling our operating management teams to access real time information on product availability, customer reservations, customer usage history and rates on a national, regional and local level. We believe these capabilities enable us to provide superior customer service, allowing us to attract new and retain existing customers. With the goal of delivering “best in class” customer service, we began collecting customer responses on net promoter scores which track customer willingness to recommend our products and services, and from October 2014 to December 2014 our customers gave us an 81% net promoter score. Based on our North American portable storage and modular space fiscal year 2014 customer survey, more than 97% of the customers surveyed would do business with us again and would recommend our services to others. Over 90% of our consolidated total leasing revenues in the six months ended December 31, 2014 were derived from repeat customers, which we believe is a result of our superior customer service.

Extensive Reach and Capabilities

Through our expansive branch network of 66 locations, we maintain national service capabilities in our markets. In North America, our branches serve 30 of the 50 largest U.S. Metropolitan Statistical Areas, or MSAs. With our recent expansion into Alberta, Canada, we are now also able to serve the western provinces in Canada. Our Lone Star branches are strategically positioned to be able to respond quickly and maximize service opportunities with customers in the Permian Basin and Eagle Ford Shale. We also have branch offices located in every state in Australia and on both the North and South Islands of New Zealand. We are the only portable storage container company in these Asia-Pacific markets with a national infrastructure and workforce.

Geographic, Product and End Market Diversification

Our specialty rental units are used in a wide variety of applications, and we have established strong relationships with a diversified customer base in both our North American and Asia-Pacific territories. Our customers range from large companies with a national presence to small local businesses. During fiscal year 2014, we served over 32,000 customers in over 20 industries. In fiscal year 2014, our largest customer accounted for less than 4% of leasing revenues and our 20 largest customers combined accounted for less than 25% of leasing revenues. We believe that the breadth of our products and services limits the impact of changes within any given customer or industry.

High Quality Fleet with Attractive Asset Characteristics

Our branch offices maintain our lease fleet to consistent quality standards. Maintenance costs are expensed as incurred and branch managers and operations staff are responsible for managing a maintenance program aimed at providing equipment to customers that meets or exceeds customer expectations and industry standards. All of our lease fleet carries signage reflecting its respective brands, which is important to ongoing name recognition in our markets. Our lease fleet possesses attractive asset characteristics, including long economic useful lives with high residual values, predictable and recurring revenue streams, low maintenance expense, rapid payback periods, high incremental leasing margins and favorable tax attributes. We believe these characteristics allow us to generate high returns on invested capital relative to other rental services sectors.

Experienced Management Team

We believe our management team’s experience and long tenure with our company and within the industry give us a strong competitive advantage. Our current senior executive management team, led by our President and Chief Executive Officer, Ronald F. Valenta, who has been with us since our inception, has successfully entered new markets, expanded our customer base and integrated a number of meaningful acquisitions. Each of our operating management teams is comprised of experienced and proven senior executives. Robert Allan, the Chief Executive Officer of Royal Wolf, has over 33 years of experience in the equipment leasing industry. The eight members of the senior management team of Royal Wolf have an average of over 17 years of experience in the equipment leasing industry. Pac-Van’s President, Theodore M. Mourouzis, joined Pac-Van in 1997 and has been integral to our successful growth in North America. Lone Star’s management team has extensive experience in the oil and gas industry and emphasizes safety training and monitoring for all employees. Our senior management, as well as corporate, regional and branch managers across all of our operating companies, has been integral in developing and maintaining our high level of customer service, deploying technology to improve operational efficiencies and successfully integrating acquisitions.

Business Strategy

Our business strategy consists of the following:

Focus on High Margin Core Leasing Business

We focus on growing our core leasing business because it provides predictable, recurring revenues from specialty rental assets that (1) have long useful lives of over 20 years; (2) generate rapid payback of unit investment through revenue in less than four years on average; and (3) have high residual values of up to 70% of original equipment cost. We have successfully increased leasing revenues as a percentage of our consolidated non-manufacturing revenues from 29% in fiscal year 2007 to 66% for the trailing twelve month period ended December 31, 2014. We believe that we can continue to generate substantial demand for our leasing products as the industry is still relatively underdeveloped in our markets, particularly in the Asia-Pacific region where we believe leasing penetration is estimated at just 50%. With new uses for our products continually emerging, we believe many more applications for our specialty rental solutions are still yet to be developed.

Generate Strong Organic Growth

We define organic growth as an increase in lease revenues on a year-over-year basis at our branches in operation for at least one year, excluding leasing revenue attributed to same-market acquisitions. We continue to focus on increasing the number of our rental fleet units. We believe that our high quality lease fleet and superior customer service enable us to increase our lease rates and utilization rates over time. From June 30, 2010 to December 31, 2014, our monthly lease revenue per unit increased at an 8.8% compound annual growth rate, and we have expanded our units on rent count from 29,735 to 59,458, representing a 16.6% compound annual growth rate. We generate strong organic growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of our specialty rental units and differentiate our products from our competitors.

Leverage Our Infrastructure

Our branch network infrastructure covers a broad geographic area and is capable of serving significant additional customer volume while incurring a minimal amount of incremental fixed costs. With our established branch network and infrastructure we generate significant Adjusted EBITDA margins on incremental units deployed. Our objective is to add volume by organically growing the lease fleet across our locations and through strategic acquisitions. Asset purchases of “tuck-in” competitors and adding new units to our fleet allow us to more effectively leverage our infrastructure. Between June 30, 2007 and December 31, 2014, our lease fleet grew from approximately 16,000 units to over 70,000 units, and our Adjusted EBITDA margin expanded from 16.7% in fiscal year 2008 to 28.6% for the twelve months ending December 31, 2014.

Opportunistically Enter New Geographic Markets

We believe a long-term opportunity exists for us to significantly expand the size of our branch network in North America by opening up to 30 new locations in attractive territories. Additionally, we expect to open multiple satellite branch locations in our Asia-Pacific territory to expand our service reach to attractive but more remote areas of Australia and New Zealand. Over the past three years we have successfully entered 14 new markets through either acquisitions or greenfield branch openings.

Pursue Select Strategic Acquisitions

Acquisitions represent an attractive means for us to further leverage our infrastructure, add complementary product lines, enter new geographic regions and accelerate our growth and margin expansion opportunities. We operate in fragmented industries, and we seek to identify acquisition candidates that we believe would be earnings accretive. We have a proven integration model that we have effectively used to integrate 31 acquisitions since May 31, 2007.

Continue New Product Innovation

We have a history of developing innovative new product concepts to better service our customers’ needs. Our in-house capabilities and third party modification capabilities allow us to customize units to meet customer specifications. We have introduced many new product innovations, including temporary prison holding cells, hoarding units, blast-resistant units, mining camps, temporary retail frontage units and observatory units customized from storage containers. We believe these innovative new product offerings differentiate us in the market.

Products and Services

Portable Storage

Our portable storage products primarily consist of steel storage containers, freight containers and office containers. Storage containers are steel structures, which are generally eight feet wide and eight and one-half feet high; and are built to ISO standards for carrying ocean cargo. They typically vary in size from 10 feet to 48 feet in length, with 20-foot and 40-foot length containers being the most common. Storage containers consist of new and used shipping containers that provide a flexible, low cost alternative to warehousing, while offering greater security, convenience and immediate accessibility. Storage containers include general purpose dry storage, refrigerated and specialty containers in a range of standard and modified sizes, designs and capacities. Specialty containers include blast-resistant, hoarding and hazardous waste units. Our freight containers are specifically designed for transport of products by road and rail, and include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers. Freight container products are only offered in our Asia-Pacific territory. Our office container products are either modified or specifically-manufactured containers that provide secure and convenient office space with maximum design flexibility. Floor plans can either be all office space, with features similar to those found in mobile offices, or a combination of office and storage space. Due to their construction, office containers provide greater security than traditional field offices, and since they sit at ground level they do not require stairs for entry and exit. These products are designed for long useful lives. A portion of our fleet consists of used storage containers of eight to thirteen years in age, a time at which their useful life as ocean-going shipping containers is over according to the standards promulgated by the ISO. Because we do not have the same stacking and strength requirements that apply in the ocean-going shipping industry, we have no need for these containers to meet ISO standards. We purchase these containers in large quantities, refurbish them by removing any rust and paint them with a rust inhibiting paint, and further customize them, and add our decals and branding.

Modular Space

Our modular space products include modular buildings and mobile offices. Modular buildings are factory-built, highly customizable portable structures constructed for diverse applications, ranging from schools to restaurants to medical offices and ranging in size from 1,000 to over 30,000 square feet. Mobile offices are factory built, single-unit structures that are re-locatable and used primarily for temporary office space. Mobile offices are generally built on frames that are connected to axles and wheels and have either a fixed or removable hitch for easy transportation. Mobile offices can be equipped with HVAC systems, lighting, electrical wiring, phone jacks, desk tops, shelving and other features normally associated with basic office space. Mobile offices generally have wood siding, carpeting, high ceilings, custom windows and glass storefront doors, which provide a professional, customer-friendly building in which to conduct business. In addition to offering modular buildings for rent, in the Asia-Pacific area, we also provide customers with the ability to customize buildings using our in-house engineering team.

Liquid Containment

Our liquid containment products, primarily portable liquid storage tanks, are manufactured steel containers with fixed steel axles and rear wheels for transport designed to hold liquids and semi-solids. Our product line currently focuses on 500-barrel capacity steel tanks, but also includes acid, gas buster and oil test tanks. Products typically include features such as guardrails, safety stairways, multiple entry ways, a sloped bottom for easy cleaning, an epoxy lining and various feed and drain lines. A number of value-added services are offered with liquid containment products, including transportation, on-site setup, and the servicing of equipment 24 hours a day, 7 days a week.

The pie chart below summarizes our fleet by product category as of December 31, 2014:

Fleet Unit Mix by Product Class (1)

(1)	Based on number of units in fleet as of December 31, 2014.

The following table summarizes the asset characteristics of our rental fleet by category as of December 31, 2014:

Characteristics	Portable Storage	Modular Space	Liquid Containment
Units in Fleet	60,840	5,853	4,105
Average Unit Cost	$3,000-5,000	$16,000	$30,000
Utilization (as of 12/31/14)	85%	74%	82%
Payback Period through Revenue	3 years	3-4 years	2 years
Average Years in Fleet(1)	2-4 years	11 years	1-2 years
Average Useful Life	~30 years	20 years	20-30 years
Depreciation Policy	20 years to 70%	20 years to 50%	20 years to 0%

(1)	Represents days in fleet since unit acquisition. Used units are refurbished to “like-new” condition prior to leasing.

The table below provides details of our lease fleet by product category and unit types.

					Six Months Ended December 31, 2014
Product Category	Unit Type	Description	Applications	Number of Units As of December 31, 2014	Average Lease Rate			Average Utilization
					North America	Asia- Pacific		North America	Asia- Pacific
Portable Storage	Storage Containers	Dry storage, refrigerated and specialty containers	Construction, Transportation, Industrial, Energy, Manufacturing, Mining, Retail, Education, Government	44,112	$116	A$	140	83%	87%
	Freight Containers	Dry freight, curtain-side, refrigerated, bulk cargo containers	Distribution & Logistics, Moving & Transportation, Road & Rail	9,766	NA	A$	129	NA	75%
	Office Containers	Storage containers modified to include office space	Mining, Construction, Retail, Events	6,962	$300	A$	515	86%	79%
Modular Space	Modular Buildings	Portable structures used for a variety of applications	Education, Commercial, Construction, Industrial	1,132	$783		NA	78%	NA
	Mobile Offices	Relocatable wood-framed temporary office space	Construction, Industrial, Government, Retail, Events	4,721	$256		NA	74%	NA

Liquid Containment	Portable Liquid Storage Tanks	Steel tanks, acid tanks, gas buster tanks and oil test tanks	Chemical & Industrial, Environmental Remediation, Oil & Gas, Wastewater Treatment	4,105	$1,540		NA	86%	NA

Ancillary Products and Services

We deliver and, where necessary, install our products directly on customers’ premises. These services are either provided by our in-house personnel and transportation equipment or outsourced to third parties. We also provide ancillary products such as steps, ramps, furniture, portable toilets, security systems, shelving, mud pumps, hoses, splitter valves, tee connectors and other items to our customers for their use in connection with leased equipment. In addition, with our liquid containment products, a variety of spill prevention and secondary containment products are rented to our customers to ensure compliance with the Environmental Protection Agency’s Spill Prevention, Control and Countermeasure (SPCC) rule/regulations. Spill containment systems, or berms, are designed to protect against leaks or spills by covering the land under a steel tank with an impermeable plastic that has barrier walls. In the case of a spill, the liquid is captured within the containment system, thereby limiting danger to the environment.

Sales

We complement our core leasing business by selling existing rental fleet assets or assets purchased specifically for resale. The sale of lease fleet units has historically been a cost effective method of replenishing and upgrading the lease fleet. We also provide additional services when selling units. These services range from delivery to full scale turnkey solutions. In a turnkey solution, we provide not only the underlying equipment but also a full range of project related services, which may include foundation, specialty interior finishes, and landscaping, as may be necessary to make the equipment fully operational for the customer.

Product Lives and Durability

Our portable storage, modular space and liquid containment units have long estimated useful lives of 20-30 years. The age of our rental equipment, which can be a key price factor in some rental businesses, has only a modest impact on rental rates. This high value retention is due to the fact that our units have virtually no technology obsolescence risk, do not possess engines, have few moving parts, have low maintenance requirements and are used in non-destructive applications, all differentiating characteristics from many other classes of rental equipment.

Ongoing maintenance to our fleet is performed on an as-needed basis and is intended to maintain the value and rental-ready condition of our units. Maintenance requirements on portable storage units can include removing rust and dents, patching small holes, repairing floors, painting and replacing seals around the doors. Maintenance requirements for modular space units can include repairs of floors, doors, air conditioning units, windows, roofs and electric wiring. Maintenance requirements for liquid containment units include cleaning the unit to eliminate any residual material and inspecting the lining. Maintenance is performed by in-house fleet technicians and third-party vendors, depending on the branch and complexity of the work. Maintenance and repair costs of our lease fleet are included as direct costs of leasing operations and expensed as incurred whether performed by in house technicians or by third party vendors. We believe our maintenance program ensures a high quality fleet that supports both leasing and sales operations.

Our lease fleet units are recorded at cost and depreciated on the straight-line basis for GAAP purposes over 20 years after the date they are put in service, down to their estimated residual values. Because we have a history of selling units for gains, we believe our lease fleet’s estimated residual value is at or below net realizable value.

Branch Network

Our branches (also referred to in our Asia-Pacific area as Customer Service Centers, or “CSCs”), are segmented into two operating areas: North America and Asia-Pacific. Our North American branch network consists of 38 branch locations in the U.S. and Canada and our Asia-Pacific branch network consists of 19 branches in Australia and nine branches in New Zealand.

Our branch network enables us to maintain product availability and provide customer service within regional and local markets. Customers benefit because they are provided with improved service availability, reduced time to occupancy, better access to sales representatives, the ability to inspect units prior to rental, and lower freight costs. We, in turn, benefit because we are able to spread regional overhead and marketing costs over a large lease base, redeploy units within our branch network to optimize utilization, discourage potential competitors by providing ample local supply and service local customers in a more cost efficient manner. Through our branch network, we develop local market knowledge and strong customer relationships while our corporate-based marketing group manages our brand image, web presence and lead generation programs.

The following maps show our existing branch locations as of December 31, 2014.

North American Branch Network	Asia-Pacific Branch Network

North America

In North America, branch offices are generally headed by a branch manager and are organized into four regions, which are managed by four regional vice presidents each with more than 15 years of experience in the industry. In addition to a branch manager, each branch has its own sales force and we are introducing a transportation department that will deliver and pick up mobile storage units from customers in certain remote areas. Branch managers are integral to our success and performance-based incentive bonuses are a portion of their compensation.

Our two Lone Star branch locations allow us to be near our customers’ production and drilling sites. In addition to benefitting from greater product availability and timely service, this enables many of our customers to realize lower transportation costs, which is a significant value proposition as they aim to control costs. These locations are managed by a general manager working closely with the organization’s Department of Transportation (DOT) compliance and safety officer. Each location also has a superintendent that oversees the operations and yard foremen, who are responsible for the drivers and mechanics.

Asia-Pacific

We believe that our Asia-Pacific branch network is the largest of any storage container company in Australia and New Zealand and management estimates that we have approximately 35% market share in the region. We are represented in all major metropolitan areas, and are the only container leasing and sales company with a nationally integrated infrastructure and workforce. A typical Asia-Pacific branch consists of a leased site of approximately two to five acres with a sales office, forklifts and all-weather container repair workshop. Asia-Pacific branch office staffing ranges from two to 15 people and includes a branch manager supported by the appropriate level of sales, operations and administrative personnel. Yard and workshop staffing usually ranges between one and 12 people and can consist of welders, spray painters, boilermakers, forklift drivers and production supervisors. Branch inventory holding usually ranges between 150 and 700 storage containers, depending on market size and throughput demand.

Each branch has forklifts to load, transport and unload units and a storage yard staff responsible for unloading and stacking units. Steel units can be stored by stacking them three-high to maximize usable ground area. Our larger branches also have a fleet maintenance department to make modifications to the containers and maintain the branch’s forklifts and other equipment. Our smaller branches perform preventative maintenance tasks and outsource major repairs.

Except for one location, we lease all of our branch locations and Royal Wolf’s corporate and administrative offices in Hornsby, New South Wales as of December 31, 2014. All of our major leased properties have remaining lease terms of up to 14 years and we believe that satisfactory alternative properties can be found in all of our markets, if we do not renew these existing leased properties.

Customers and End Markets

We have a diverse customer base consisting of over 32,000 customers, in over 100 different SIC codes, who operate in a broad variety of over 20 industries in our North American and Asia-Pacific territories. Our customers consist of large national corporations, as well as many local companies and organizations. As a result, no customer contributed more than 4% of our fiscal year 2014 annual revenue. Our end markets include construction, commercial, transportation, industrial, energy, manufacturing, mining, retail, education and government. We believe the end market and geographic diversification of our customer base reduces the business exposure to a significant downturn in any particular industry or geography.

The diversity of our end markets served is depicted in the following chart for the twelve month period ended December 31, 2014:

End Markets Served (1)

(1)	Revenues of our leasing operations for twelve months ended December 31, 2014.

We differentiate ourselves from competitors in several ways. In our portable storage and modular space businesses, we provide a diverse set of competitively priced products and, in our Asia-Pacific market, we leverage our engineering team to provide customized units upon customer request. In our liquid containment business, we leverage long-standing customer relationships and not only provide liquid containment units, but also bundle units with transportation, on-site set-up, and the servicing of equipment 24 hours a day, 7 days a week. Our customer-centric approach is designed to ensure that our businesses consistently meet or exceed customer expectations.

We believe this focus on customer service attracts new and retains existing customers. Over 90% of our consolidated total leasing revenues in the six months ended December 31, 2014 were derived from repeat customers, which we believe is a result of our superior customer service. Additionally, based on our North American portable storage and modular space fiscal year 2014 customer survey, more than 97% of the customers surveyed would do business with us again and also would recommend our services to others.

Sales and Marketing

Members of our sales teams act as primary customer service representatives and are responsible for fielding calls, obtaining credit applications, quoting prices, following up on quotes and handling orders. Our sales teams are responsible for developing and managing local relationships, as well as handling both inbound and outbound calls. They also assist customers in defining their space needs, assess potential opportunities, quote deals, close transactions and obtain the necessary documentation. Upon completing a lease or a sale, the sales team works closely with the local branch operations team to ensure that customer expectations are met or exceeded, relative to equipment quality and delivery timing.

Our marketing group is primarily responsible for advertising campaigns, producing company literature, creating promotional sales tools and oversight of customer relationship management system. We market services through a number of promotional vehicles, including the Internet, signage on our equipment, telemarketing, targeted mailings, trade shows and advertising in publications. We believe this approach to marketing is consistent with the local nature of our business and allows each branch to employ a customized marketing plan that fosters growth within its particular market.

We provide ongoing training to our sales teams, monitor call quality and survey our customers to ensure that customer interactions meet our quality and service standards. Our lease fleet carries signage reflecting our brands, which is important to ongoing name recognition.

Fleet Management and Information Systems

Fleet information is updated daily at the branch level, which provides management with the ability to monitor branch operations on a daily, weekly, monthly, and ad hoc basis with on-line access to utilization, leasing and sale fleet unit levels and revenues by branch or geographic region.

In managing our fleet, we regularly relocate containers between branches to meet changes in regional demand and optimize inventory levels. We have close relationships with the national road and rail hauling companies that enable us to transport the majority of containers interstate at attractive rates.

We utilize management information systems across each of our businesses to support fleet management and targeted marketing efforts. The management information systems we utilize are tailored to meet each of our businesses’ specific needs for efficient operation.

In our North American portable storage and modular space business we utilize the Microsoft Dynamics NAV, or Navision, software at all of our branches. The electronic file for each unit showing its lease history and current location and status is maintained in the information system. The database tracks individual units by serial number and provides comprehensive information including cost, condition and other financial and unit specific information.

In our Asia-Pacific portable storage and modular space business we utilize the RMI and Navision software programs at all of our branches, which provide us with key operating and financial metrics to manage our business including utilization, lease rates, customer trends and fleet data.

Our North American manufacturing business utilizes the enterprise resource planning (ERP) business system, SyteLine, which provides comprehensive functionality, including order processing, inventory, purchasing, planning and scheduling, production, cost management, project tracking, accounting and customer service.

Product Procurement

Our top three suppliers of units for fiscal year 2014 represented approximately 42% and 34% of all fleet purchases for Pac-Van and Royal Wolf, respectively, and the top ten suppliers represented approximately 70% of all fleet purchases for Pac-Van and 56% for Royal Wolf, respectively.

North America

Our North American leasing operations closely monitor fleet capital expenditures, which include fleet purchases and any capitalized improvements to existing units. We purchase our Pac-Van lease fleet from a network of third-party suppliers. All of our mobile offices are built by an established network of manufacturing partners to standard specifications, which may vary depending on regional preferences. In addition, we build these units to meet state building code requirements and generally obtain multi-state codes enabling us to move equipment among our branch network to meet changing demand and supply conditions. Like mobile offices, we procure modular buildings from an established network of manufacturing partners to meet state building requirements and generally obtain multiple state codes for each unit.

On October 1, 2012, we acquired 90% of the membership interests of Southern Frac. Southern Frac manufactures portable liquid storage containers in Waxahachie, Texas for primarily oil and gas exploration and production, but it can also manufacture for, among others, the chemical and industrial, environmental remediation, waste water treatment and waste management sectors. In fiscal year 2014, Southern Frac had total revenues from third parties of $19.6 million, representing 568 units. Also in fiscal year 2014, Southern Frac sold 830 units ($28.6 million of intercompany revenues) to our North American leasing operations and we believe that it will continue to manufacture a steady supply of portable liquid storage containers for, as well as generate leasing referrals to, our North American leasing operations.

Lone Star has historically purchased its tank fleet from several manufacturers but expects Southern Frac to be its primary supplier of steel tanks going forward. However, if needed, we have an established network of steel tank manufacturing partners located throughout the U.S. Lone Star purchases its other containment solutions, pumps and hoses from a network of other manufacturing providers.

Capital investments are adjusted to match business needs and to respond to changing economic conditions. We do not generally enter into long-term purchase contracts with manufacturers and we can modify our capital investment activities in response to market conditions. Our North American leasing operations supplement fleet spending with acquisitions. Although the timing and amount of acquisitions are difficult to predict, management considers its acquisition strategy to be opportunistic and attempts to adjust its fleet spending patterns as favorable acquisition opportunities become available.

Asia-Pacific

In our Asia-Pacific territory, we purchase marine cargo containers from a wide variety of international shipping lines and container leasing companies and new container products directly from storage container manufacturers in China. We believe we are the largest buyer of both new and used storage container products for the Australia and New Zealand markets. The majority of used storage containers purchased are standard 20-foot and 40-foot units which we convert, refurbish or customize.

We purchase new storage container products in the Asia-Pacific area under purchase orders issued to container manufacturers, which the manufacturers may or may not accept or be able to fill. There are several alternative sources of supply for storage containers. Though we are not dependent upon any one manufacturer in purchasing storage container products, if one or more suppliers did not timely fill our purchase orders or did not properly manufacture the ordered products, our reputation and financial condition also could be harmed.

Competition

Portable Storage

The portable storage markets in North America, Australia and New Zealand are highly fragmented. In most locations within its markets, Pac-Van and Royal Wolf compete with several national and regional competitors. Our largest competitors in the portable storage sector in the U.S. are Mobile Mini, Algeco Scotsman, McGrath RentCorp, Haulaway, Allied Leasing, Eagle Leasing and National Trailer Storage. We believe we are the market share leader in Australia and New Zealand. Our primary competitors in these markets include Cronos Limited, CGM-CMA Group, and the SCF Group (Simply Containers) as well as smaller, full and part-time operators. Local competitors are regionally focused, and are usually more capital-constrained. Therefore, in general, they are heavily reliant on monthly sales performance, have slow growing rental fleets and have limited ability to handle larger volume contracts or customer accounts. We believe that participants in this sector compete on the basis of customer relationships, price, service, as well as breadth and quality of equipment offered.

Modular Space

The modular space sector is highly competitive in each of the markets in which we compete. Our largest North American competitors, ModSpace, Williams Scotsman (Algeco Scotsman), Mobile Modular (McGrath RentCorp) and Mobile Mini have greater market share or product availability in some markets, as well as greater financial resources and pricing flexibility. Other regional competitors include M Space, Acton Mobile, Vanguard Modular, Design Space and Satellite Shelters. In the Australian portable container buildings market, Royal Wolf maintains a small presence and competes primarily with four large participants who manufacture their own units and most of whom offer units for both lease and sale to customers. These competitors are Coates Hire, Atco Structures & Logistics, Ausco Modular (Algeco Scotsman) and Nomad Building Solutions. We believe we compete on the basis of service, quality, customer relationships and price. We believe that our reputation for customer service and a wide selection of units allow us to compete effectively. The major barrier to entry for new participants is the degree of market penetration necessary to create a wide profile with contractors and clients. Penetrating and competing with the range of products and number of depots and agencies offered by incumbent operators tends to inhibit new entrants. As we already maintain a national sale and distribution network, established supply channels and a strong profile in our target markets, many of the barriers to entry applicable to other new entrants are not applicable to us.

Liquid Containment

The liquid containment sector is highly competitive. We compete in this sector based upon product availability, product quality, price, service and reliability. As with the other industries we serve, the competition consists of national, regional and local companies. Some of the national competitors, notably BakerCorp, Rain For Rent and Adler Tanks (McGrath RentCorp), have significantly larger tank lease fleet and may have greater financial and marketing resources, more established relationships and greater name recognition in the market than we do. As a result, the competitors with these advantages may be better able to attract customers and provide their products and services at lower rental rates.

Employees

As of December 31, 2014, General Finance had 967 employees. None of our employees are covered by a collective bargaining agreement and management believes its relationship with employees is good. We have never experienced any material labor disruption and are unaware of any efforts or plan to organize our employees.

Executive Officers

The following information is provided as of December 31, 2014:

Name	Age	Position(s)
Ronald F. Valenta	56	President and Chief Executive Officer
Charles E. Barrantes	62	Executive Vice President and Chief Financial Officer
Christopher A. Wilson	47	General Counsel, Vice President and Secretary
Jeffrey A. Kluckman	54	Executive Vice President, Business Development
Robert Allan	58	Chief Executive Officer of Royal Wolf
Theodore Mourouzis	51	President and Chief Operating Officer of Pac-Van, Inc.

Ronald F. Valenta has served as a director and as our Chief Executive Officer since our inception. From 1988 to 2003, Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded. From 2003 to 2006, Mr. Valenta was a founding director of the National Public Storage Association, a storage industry non-profit organization. From 1985 to 1989, Mr. Valenta was a Senior Vice President of Public Storage, Inc. From 1980 to 1985, Mr. Valenta was employed by the accounting firm of Arthur Andersen & Co. in Los Angeles. Mr. Valenta’s experience in the portable storage industry, his financial and accounting background and the knowledge he acquired managing diverse businesses provide the Board with key insights.

Charles E. Barrantes has served as our Executive Vice President and Chief Financial Officer since September 2006. Prior to joining us, Mr. Barrantes was Vice President and Chief Financial Officer for Royce Medical Company from early 2005 to its sale in late 2005. From 1999 to early 2005, he was Chief Financial Officer of Earl Scheib, Inc., a public company that operated over 100 retail paint and body shops. Mr. Barrantes has over 35 years of experience in accounting and finance, starting with more than a decade with Arthur Andersen & Co.

Christopher A. Wilson has served as our General Counsel, Vice President and Secretary since December 2007. Prior to joining us, Mr. Wilson was the general counsel and assistant secretary of Mobile Services Group, Inc. from February 2002 to December 2007. Mr. Wilson practiced corporate law as an associate at Paul, Hastings, Janofsky & Walker LLP from 1998 to February 2002. Mr. Wilson graduated with a B.A. from Duke University in 1989 and a J.D. from Loyola Law School of Los Angeles in 1993.

Jeffrey A. Kluckman became our Executive Vice President, Business Development in September 2011. Prior to joining us, among other things, he held the role of vice president of mergers and acquisitions for portable storage solutions provider Mobile Mini, Inc. (NASDAQ: MINI) and, earlier, similar positions with Mobile Storage Group, Inc., which was acquired by Mobile Mini in 2008, and RSC Equipment Rental, Inc. In his over 15-year background in the rental services sector, including the mobile storage, modular space and equipment rental industries, Mr. Kluckman successfully completed more than 140 transactions. Mr. Kluckman received an accounting degree from Northern Illinois University.

Robert Allan has served as the Chief Executive Officer of Royal Wolf since February 2006. Mr. Allan joined Royal Wolf in April 2004 as its Executive General Manager. From 2000 until joining Royal Wolf, he served as Group General Manager of IPS Logistics Pty Ltd, a shipping and logistics company. From 1997 until 2000, Mr. Allan was employed as a Regional Director of Triton Container International, the world’s largest lessor of marine cargo containers to the international shipping industry. Mr. Allan has more than 33 years of experience in the container leasing and logistics industries.

Theodore Mourouzis has served as the President of Pac-Van, Inc. since August 2006. He previously served as its Chief Operating Officer since 1999 and as its Vice President of Finance from 1997 until 1999. Prior to his employment with Pac-Van, Mr. Mourouzis, among other things, was a controller for a 3M joint venture, served four years in management consulting with Deloitte & Touche (focusing in operations and business process consulting), and was president of a picture framing distributor and the chief financial officer of its holding company. He received his undergraduate degree from Stanford University in 1985 and a Masters of Business Administration from The Wharton School of the University of Pennsylvania in 1991.

Trademarks

North America

Our North American leasing operations own a number of trademarks important to its business, including Pac-Van® and “We’ve Put Thousands of U.S. Businesses In Space.” We have also applied for and are awaiting final confirmation on “Expect More. We’ll Deliver” and “Container King.” Material trademarks are registered in the U.S. Patent and Trademark Office. Registrations for such trademarks in the U.S. will last indefinitely as long as we continue to use and maintain the trademarks and renew filings with the applicable governmental offices.

Asia-Pacific

We entered into a licensing agreement with Triton Corporation in May 2008 for the use of the “Royal Wolf” name and trademark in connection with its retail sales and leasing of intermodal cargo containers and other container applications in the domestic storage market within Australia and New Zealand and surrounding islands in the Pacific Islands region. We paid Triton Corporation $740,000 to license the trademark. The license will continue in perpetuity as long as Royal Wolf continues to use the “Royal Wolf” name and trademark as the exclusive name for its business and mark for its products, subject to the termination provisions of the license. The license may be terminated by the licensor upon 30 days notice in the event Royal Wolf breaches its obligations under the license and will terminate automatically if Royal Wolf becomes insolvent or ceases to sell products under the trademark for a continuous period of 30 months. We sold the “Royal Wolf” name and trademark to Royal Wolf in May 2011 in connection with the Australian initial public offering of Royal Wolf Holdings Limited. There are no claims pending against Royal Wolf challenging its right to use the “Royal Wolf” name and trade mark within Royal Wolf’s region of business.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock applicable to “non-U.S. holders” as we define that term below. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. The term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not any entity taxable as a partnership, or any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the impact of the Medicare contribution tax on net investment income or tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax or the net investment income tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that are partnerships or other pass-through entities or partners or members of such entities;

•	certain former citizens or long-term residents of the U.S.; or

•	persons who hold our common stock as part of a hedge, straddle, constructive sale, or conversion transaction.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY

TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. will generally be subject to withholding of U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, are attributable to a permanent establishment in the U.S., are generally exempt from withholding and will be taxed on a net income basis at the same graduated U.S. federal income tax rates applicable to a “U.S. person,” as defined under the Code. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a corporation, a “branch profits tax” equal to 30% (or lower applicable treaty rate) may be imposed on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must either (a) provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or Form W-8ECI (as applicable) before the payment of dividends or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms may need to be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the same graduated U.S. federal income tax rates applicable to a U.S. person and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is a non-resident individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources (provided that the non-U.S. holder has timely filed U.S. income tax returns with respect to such losses); or

•	our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets. We believe that we currently are not and do not anticipate becoming a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty. Backup withholding tax may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the U.S. through a foreign office of a foreign broker that does not have certain specified connections to the U.S. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. holder or you otherwise establish an exemption. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the U.S., unless such broker has documenting evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations issued thereunder requires withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (as specially defined for purposes of these rules, including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or otherwise qualifies for an exemption from there rules. An intergovernmental agreement between the U.S. and an applicable foreign country, or other future guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial foreign entity (as specially defined for purposes of these rules) that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Oppenheimer & Co. Inc. is acting as the representative of the underwriters in this offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the representative, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us the following respective numbers of shares of our common stock:

Underwriter	Number of Shares
Oppenheimer & Co. Inc.
KeyBanc Capital Markets Inc.
Sterne, Agee & Leach, Inc.
D.A. Davidson & Co.

Total	4,400,000

The underwriting agreement provides that the several obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Underwriters’ Option

We have granted the underwriters an option to purchase up to an additional 660,000 shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount, within 30 days from the date of this prospectus supplement.

Underwriting Discount

The underwriters propose to offer the shares of common stock initially at the public offering price set forth on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per share. After the initial public offering the underwriters may change the public offering price and concession and discount to brokers/dealers. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, and reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discount	$	$	$	$

We estimate that our total expenses for this offering, excluding the underwriting discount described above, will be approximately $         and will be payable by us.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, not to sell or transfer any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock for 90 days after the date of this prospectus supplement without first obtaining the prior written consent of Oppenheimer & Co. Inc. Specifically, we and these individuals have agreed not to directly or indirectly:

•	offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether any such transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise;

•	file, or cause to be filed, or make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether any such swap is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise.

These lock-up provisions apply to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. They also apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “GFN.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit the ability of the underwriters to bid for or purchase shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. Purchases of the common stock to stabilize their price or to reduce a short position may cause the price of the common stock to be higher than they might be in the absence of those purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompany prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any shares.

Notice to Non-US Investors

BELGIUM

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

FRANCE

Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

UNITED KINGDOM/GERMANY/NORWAY/THE NETHERLANDS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

ISRAEL

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(c)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(d)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(e)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or from the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(h)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(i)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(j)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(k)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(l)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

ITALY

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

SWEDEN

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

SWITZERLAND

The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

AUSTRALIA

No prospectus or other disclosure document as defined in the Corporations Act 2001 of Australia in relation to the shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each underwriter has represented and agreed that it:

(i)	has not made or invited, and will not make or invite, an offer of the shares for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(ii)	has not distributed or published, and will not distribute or publish, the prospectus supplement or any other offering material or advertisement relating to the shares in Australia, unless, in either case (i) or (ii):

(a)	the minimum aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in other currencies), disregarding moneys lent by the offeror or its associates, or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act; and

(b)	such action complies with all applicable laws and regulations.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement and the accompanying prospectus is being passed upon for us by Paul Hastings LLP. Mayer Brown, LLP advised the underwriters in connection with this offering.

PROSPECTUS

$250,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

We may offer common stock, preferred stock, debt securities and warrants from time to time in one or more classes or series, separately or together, and in amounts, at prices and on terms that we will determine at the time of the offering. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

The common stock, preferred stock, debt securities and warrants may be offered in amounts, at prices and on terms determined at the time of the offering, on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also disclose the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “GFN.” On February 17, 2015, the reported last sale price of our common stock on the NASDAQ Global Market was $9.18 per share. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See the “Risk Factors” section of this prospectus beginning on page 3 and the “Risk Factors” section in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q and in the documents incorporated by referenced herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2015.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement or related free writing prospectus, our business, financial condition, results of operations and prospects may have changed. We may only sell securities pursuant to this prospectus if this prospectus is accompanied by a prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial public offering price of up to $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be deemed modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus, any prospectus supplement and any related free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”

References to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation, and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN North America Leasing Corporation, a Delaware corporation; GFN North America Corp., a Delaware corporation; GFN Realty Company, LLC, a Delaware limited liability company; GFN Manufacturing Corporation, a Delaware corporation, and its subsidiary, Southern Frac, LLC, a Texas limited liability company (collectively “Southern Frac”); Royal Wolf Holdings Limited, an Australian corporation publicly traded on the Australian Securities Exchange (collectively with its Australian and New Zealand subsidiaries, “Royal Wolf”); Pac-Van, Inc., an Indiana corporation , and its Canadian subsidiary, PV Acquisition Corp., an Alberta corporation, doing business as “Container King” (collectively “Pac-Van”); and Lone Star Tank Rental Inc., a Delaware corporation (“Lone Star”).

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms or other similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These statements are only predictions based on our current expectations and projections about future events and speak only as of the date of this prospectus. We believe the expectations reflected in the forward-looking statements are reasonable, but we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and documents we have filed with the SEC thereafter. We maintain a website at www.generalfinance.com that makes available, through a link to the SEC’s EDGAR system website, our SEC filings. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

ii

THE COMPANY

Our primary long-term strategy and business plan are to acquire and operate rental services and specialty finance businesses in North and South America, Europe and the Asia-Pacific (or Pan-Pacific) area.

We have two geographic areas that include four operating segments; the Asia-Pacific (or Pan-Pacific) area, consisting of Royal Wolf (which leases and sells storage containers, portable container buildings and freight containers in Australia and New Zealand) and North America, consisting of Pac-Van (which leases and sells storage, office and portable liquid storage tank containers, modular buildings and mobile offices), and Lone Star, which are combined to form our “North American Leasing” operations, and Southern Frac (which manufactures portable liquid storage tank containers).

We do business in three distinct, but related industries, mobile storage, modular space and liquid containment; which we collectively refer to as the “portable services industry.” Our two geographic leasing operations lease and sell their products through twenty customer service centers (“CSCs”) in Australia, eight CSCs in New Zealand, thirty-one branch locations in the United States and two branch locations in Canada. As of June 30, 2014, we had 275 and 627 employees and 40,378 and 21,219 lease fleet units in the Asia-Pacific area and North America, respectively.

Our products primarily consist of the following:

Mobile Storage

Storage Containers. Storage containers consist of new and used shipping containers that provide a flexible, low cost alternative to warehousing, while offering greater security, convenience and immediate accessibility. Our storage products include general purpose dry storage containers, refrigerated containers and specialty containers in a range of standard and modified sizes, designs and storage capacities. Specialty containers include blast-resistant units, hoarding units and hazardous-waste units. We also offer storage vans, also known as storage trailers or dock-height trailers.

Freight Containers. Freight containers are specifically designed for transport of products by road and rail. Our freight container products include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers.

Modular Space

Modular Buildings. Also known as manufactured buildings, modular buildings provide customers with additional space and are often modified to customer specifications. Modular buildings range in size from 1,000 to more than 30,000 square feet and may be highly customized.

Mobile Offices. Also known as trailers or construction trailers, mobile offices are re-locatable units with aluminum or wood exteriors on wood (or steel) frames on a steel carriage fitted with axles, allowing for an assortment of “add-ons” to provide comfortable and convenient temporary space solutions.

Portable Container Buildings and Office Containers. Portable container buildings and office containers are either modified or specifically-manufactured containers that provide self-contained office space with maximum design flexibility. Office containers in the U.S. are oftentimes referred to as ground level offices.

Liquid Containment

Portable Liquid Storage Tank Containers. Portable liquid storage tank containers are often referred to as “frac tanks” or “frac tank containers” and are manufactured steel containers with fixed steel axles for transport and use in a variety of industries; including oil and gas exploration and field services, refinery, chemical and industrial plant maintenance, environmental remediation and field services, infrastructure building construction, marine services, pipeline construction and maintenance, tank terminals services, wastewater treatment and waste management and landfill services. While there are a number of different sizes of tanks currently used in the market place, we are currently focusing on the more common 500-barrel capacity containers. Our products typically include features such as guardrails, safety stairways, multiple entry ways and a sloped bottom for easy cleaning, an epoxy lining, and various feed and drain lines.

Additional Information

We incorporated in Delaware on October 14, 2005. Our principal executive offices are located at 39 East Union Street, Pasadena, California 91103, and our telephone number is (626) 584-9722.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement or any related free writing prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes, which may include acquisitions, refinancing or repayment of indebtedness, capital expenditures and working capital, increasing the size of and investment in our North American fleet of storage, office and portable liquid storage containers, modular buildings and mobile offices and pursuing other business opportunities.

Until we can utilize the net proceeds for some or all of these purposes, we may also invest the net proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from an offering of securities for a particular purpose or purposes, we will describe that specific purpose or purposes in the related prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth unaudited information on our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends on a consolidated basis for the periods presented. For purposes of the ratios presented below, (i) earnings consist of consolidated operations before income taxes and fixed charges and (ii) fixed charges include consolidated interest expense, one-third of rent expense (approximately the portion which represents interest) and (iii) preferred stock dividends consist of the preferred stock dividend costs of General Finance Corporation.

	Six Months Ended December 31, 2014	Year Ended June 30,
		2014	2013	2012	2011		2010
(unaudited)
Ratio of earnings to fixed charges	2.8x	2.8x	2.4x	1.9x	0.7x	(b)	0.4x	(a)
Ratio of earnings to fixed charges and preferred stock dividends	2.4x	2.2x	2.4x	1.9x	0.7x	(c)	0.4x	(d)

(a)	Fixed charges exceeded earnings by $10,217,000.
(b)	Fixed charges exceeded earnings by $5,900,000.
(c)	Fixed charges and preferred stock dividends exceeded earnings by $6,077,000.
(d)	Fixed charges and preferred stock dividends exceeded earnings by $10,385,000.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is based upon our amended and restated certificate of incorporation, our amended and restated bylaws and applicable provisions of law. We have summarized certain portions of our amended and restated certificate of incorporation and amended and restated bylaws below. This summary is not complete. Our amended and restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. You should read our amended and restated certificate of incorporation and amended and restated bylaws for the provisions that are important to you.

General

We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. As of February 6, 2015, 25,822,899 shares of common stock were outstanding held by 70 stockholders of record.

Voting Rights

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.

Pursuant to our Amended and Restated Certificate of Incorporation, the Board of Directors must consist of no less than three members, the exact number of which is determined from time to time by the Board of Directors, divided into three classes designated Class A, Class B and Class C, respectively. The Board of Directors has presently fixed the number of directors at six. The term of the two Class B Directors will expire as of the annual meeting of stockholders in 2014, the term of the two Class C Directors will expire as of the annual meeting of stockholders in 2015 and the term of the two Class A Directors will expire as of the annual meeting of stockholders in 2016. Upon expiration of the terms of the Directors of each class as set forth above, the terms of their successors in that class will continue until the end of their terms and until their successors are duly elected and qualify.

Dividends

Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock.

We have not paid any cash dividends on our common stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Moreover, the terms of the unsecured senior notes we issued in June 2014 place certain limitations on our ability to pay dividends or make any distributions on or in respect of shares of our capital stock. Further, our ability to declare dividends may be limited by restrictive covenants if we incur any additional indebtedness.

No Preemptive, Conversion or Redemption Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. As of February 6, 2015, there were issued and outstanding 100 shares of Series B 8% Cumulative Preferred Stock, par value of $0.0001 per share, with a liquidation preference of $1,000 per share, held by one stockholder, and 400,000 shares of 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock, par value of $0.0001 per share, with a liquidation preference of $100 per share, held by 11 stockholders of record. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws;

•	the approval of holders of a majority of the shares entitled to vote at an election of directors is required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

•	our board of directors is divided into three classes serving staggered three-year terms. This means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	directors may only be removed for cause by the holders of majority of the shares entitled to vote at an election of directors; and

•	we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Our Transfer Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

NASDAQ Global Market Listing

The common stock is listed on the NASDAQ Global Market under the symbol “GFN.”

DESCRIPTION OF PREFERRED STOCK

Our board of directors is authorized, subject to limitations imposed by Delaware law, to issue up to a total of 1,000,000 shares of preferred stock, par value $.0001. As of February 6, 2015, there were issued and outstanding 100 shares of Series B 8% Cumulative Preferred Stock, par value of $0.0001 per share, with a liquidation preference of $1,000 per share (“Series B Preferred Stock”), held by one stockholder, and 400,000 shares of 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock, par value of $0.0001 per share, with a liquidation preference of $100 per share (“Series C Preferred Stock”), held by 11 stockholders of record.

The Series B Preferred Stock is offered primarily in connection with business combinations. The Series B Preferred Stock is not convertible into our common stock, has no voting rights, except as required by Delaware law, and is redeemable at any time, in whole or in part, at the Company’s option. Holders of the Series B Preferred Stock are entitled to receive, when declared by the Company’s Board of Directors, annual dividends payable quarterly in arrears on the 31st day of January, July and October and on the 30th day of April of each year. In the event of any liquidation or winding up of the Company, the holders of the Series B Preferred Stock will have preference to holders of common stock.

Dividends on the Series C Preferred Stock cumulate from the date of original issue and are payable on each 31st day of each January, July and October and 30th day of April when, as and if declared by the Company’s Board of Directors. Commencing on May 17, 2018, the Company may redeem, at its option, the Series C Preferred Shares, in whole or in part, at a cash redemption price of $100.00 per share, plus any accrued and unpaid dividends to, but not including, the redemption date. The Series C Preferred Shares have no mandatory redemption date, are not subject to any sinking fund or other mandatory redemption, and are not convertible into or exchangeable for any of the Company’s other securities. Holders of the Series C Preferred Shares generally will have no voting rights, except for limited voting rights if dividends payable on the outstanding Series C Preferred Shares are in arrears for six or more consecutive or non-consecutive quarters, and under certain other circumstances. If the Company fails to maintain the listing of the Series C Preferred Stock on the NASDAQ Stock Market or other securities exchange for 30 days or more, the per annum dividend rate will increase by an additional 2.00% per $100.00 stated liquidation value ($2.00 per annum per share) so long as the listing failure continues. In addition, in the event of any liquidation or winding up of the Company, the holders of the Series C Preferred Stock will have preference to holders of common stock and are pair passu with the Series B Preferred Stock. The Series C Preferred Stock is listed on the NASDAQ Stock Market under the symbol “GFNCP.”

Our Board of Directors is authorized to issue up to 599,900 additional shares of preferred stock in one or more series, without stockholder approval, unless stockholder approval is required by applicable law, by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted or by the certificate of designation governing the applicable series of preferred stock. Our Board of Directors is authorized to establish from time to time the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our Board of Directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation. The certificate of designations will be filed with the SEC in connection with an offering of preferred stock.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	any restriction on the repurchase or redemption of shares by us while there is any arrearage in the payment of dividends or sinking fund installments;

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

The transfer agent for each series of preferred stock will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt securities you purchase.

Debt Securities in this Offering

Our debt securities, consisting of notes, debentures and other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, the second supplemental indenture to be entered into between us and a trustee to be named therein, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein.

Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the Base Indenture and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the Base Indenture, the First Supplemental Indenture and any supplemental indenture for the debt securities offered in a prospectus supplement (“Offering Indenture”) because the foregoing indentures, and not this description, define the rights of the holders of the debt securities. If senior debt securities are offered, the Offering Indenture will be substantially in the form of the second supplemental indenture filed as an exhibit to this registration statement of which this prospectus is a part. The terms of our debt securities will include those set forth in the Indenture and any Offering Indenture and those made a part of the indentures by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities.

General

Neither the Indenture nor any Offering Indenture will limit the amount of debt securities that may be issued under those indentures, and none of the indentures limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the Indenture or an Offering Indenture from time to time in one or more series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The senior debt securities will constitute our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness outstanding from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness. The subordinated debt securities will constitute our unsecured and subordinated obligations and will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

The debt securities will effectively rank junior to all liabilities of our subsidiaries. Accordingly, any debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

Unless we inform you otherwise in the prospectus supplement, no Offering Indenture will contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction. In addition, unless we inform you otherwise in the prospectus supplement, the Offering Indenture will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the record dates for any such interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $2,000 and integral multiples of $1,000 in excess thereof;

•	whether payments on the debt securities will be payable in foreign currency or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	whether the provisions described below under the heading “—Defeasance and Discharge” apply to the debt securities;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	with respect to the indenture that governs the offering of the subordinated debt securities, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount.

These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States (“U.S.”) federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or if payments on the debt securities are payable in any foreign currency, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay any installment of interest on or any additional amounts with respect to any debt security of that series when due and such default continues for 30 days or longer, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the indenture governing the subordinated debt securities;

•	our failure to pay the principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the indenture governing the subordinated debt securities;

•	our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series issued under that indenture (except for our failure to comply with the covenant prohibiting certain consolidations, mergers and sales of assets);

•	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any of our indebtedness, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

•	one or more judgments in an aggregate amount in excess of $10.0 million remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;

•	specified events involving bankruptcy, insolvency or reorganization of the Company or any subsidiary;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the indenture governing the subordinated debt securities; and

•	any other event of default provided for in that series of debt securities.

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

If an event of default relating to certain events of our bankruptcy or insolvency occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default for any series of debt securities occurs and is continuing, the trustee may and, at the written direction of the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest, premium or additional amounts, if any.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or additional amounts, if any, or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

•	such holder has previously given the trustee notice that an event of default is continuing with respect to that series;

•	holders of at least 25% in aggregate principal amount of the debt securities of that series have requested the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	holders of a majority in aggregate principal amount of the debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

The holders of a majority in aggregate principal amount of the debt securities of any series by notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or event of default for such series and its consequences under the indenture except a continuing default or event of default in the payment of interest, additional amounts or premium on, or the principal of, the debt securities.

With respect to subordinated debt securities, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described below under “—Subordination.”

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon our becoming aware of any default or event of default, we are required within five business days to deliver to the trustee a statement specifying such default or event of default.

Subordination

Under the Offering Indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest or premium on any Senior Debt when due; or

•	any other event of default (a “non-payment default”) occurs with respect to any Senior Debt that we have designated, if the non-payment default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a non-payment default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the non-payment default. The subordination will not affect our obligation, which will be absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination will not prevent the occurrence of any default under the indenture governing the subordinated debt securities. Unless we inform you otherwise in the prospectus supplement, the indenture governing the subordinated debt securities will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Modification and Waiver

Except as provided in the next four succeeding paragraphs, each indenture and the debt securities issued under each indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the change, voting as separate classes for this purpose, and any existing default or event of default or compliance with any provision of the indenture or the debt securities may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the waiver, voting as separate classes for this purpose, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of any debt security or change its stated maturity, or alter the provisions relating to the redemption or repurchase of any debt securities;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make payments on any debt security payable in currency other than as originally stated in the debt security;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;

•	waive a redemption payment with respect to any debt securities;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	make any change in the preceding amendment, supplement and waiver provisions; or

•	with respect to the indenture governing the subordinated debt securities, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

We may not amend the indenture governing the subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of Senior Debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such Senior Debt), except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of each affected series then outstanding, voting as separate classes, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

We and the trustee may supplement or amend each indenture or the debt securities without notice to or the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not materially adversely affect the legal rights under the indenture of any such holder;

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

•	to add additional events of default with respect to all or any series of debt securities;

•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision;

•	to supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of debt securities of that or any other series in any material respect;

•	to secure the debt securities;

•	to evidence and provide for the acceptance under the indenture of a successor trustee, each as permitted under the indenture; or

•	to conform the text of the indenture or any debt securities to the description thereof in any prospectus or prospectus supplement of us with respect to the offer and sale of such debt securities, to the extent that such provision is inconsistent with a provision of the indenture or the debt securities, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series, as set forth in an officer’s certificate.

Defeasance and Discharge

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient, in the written opinion of an independent firm of certified public accountants, to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive. Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

An indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under that indenture, except for our obligation to register the transfer of and exchange debt securities of that series, when:

•	either:

•	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

•	no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any subsidiary is a party or by which we or any subsidiary is bound; and

•	we have delivered irrevocable instructions to the trustee under the applicable indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

New York law governs the Indenture and will govern the Offering Indenture and the debt securities, without regard to conflicts of laws principles thereof.

The Trustee

Wells Fargo Bank, National Association is the trustee under the Base Indenture. We have banking relationships with Wells Fargo Bank, National Association or its affiliates in the ordinary course of business. The trustee under the Offering Indenture will be named in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	provision for changes to or adjustments in the exercise price of such warrants, if any;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Unless otherwise provided in the applicable prospectus supplement, holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders.

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or shares of common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or shares of common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities and any payments to holders with respect to warrants represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of General Finance Corporation, the trustees, the warrant agents or any other agent of General Finance Corporation, agent of the trustees or agent of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934, as amended, is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or warrant agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

General

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers;

•	in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

•	in transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

•	through a combination of any of these methods of sale.

In addition, we may enter into option or other types of transactions that require us or them to deliver securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use securities received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions;

•	enter into option or other types of transactions that require us to deliver securities to a broker-dealer or an affiliate thereof, who will then resell or transfer the securities under this prospectus; or

•	loan or pledge the securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus.

The securities described in this prospectus may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any of the prices may represent a discount from the prevailing market prices.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate amount of securities being offered; the purchase price or initial public offering price of the securities; the names of any underwriters, dealers or agents; the net proceeds to us from the sale of the securities; any delayed delivery arrangements; any underwriting discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and any commissions paid to agents.

Market Making and Stabilization

If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for the securities. The underwriters may conduct these transactions on the NASDAQ Market or otherwise.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market.

Underwriters and Agents

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time-to-time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time-to-time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

We may also sell the securities through agents designated from time-to-time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Dealers

If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Subscription Offerings

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriting Compensation

We will bear costs relating to all of the securities being registered under this registration statement of which this prospectus forms a part.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act. If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or its affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Paul Hastings LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended June 30, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Lone Star Tank Rental, LP and KHM Rentals, LLC, incorporated in this prospectus by reference to our Form 8-K/A filed on May 21, 2014 have been so incorporated in reliance on the report of Swenson Advisors, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Internet website is located at http://www.generalfinance.com. Information contained on, or that can be accessed through, our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site as part of this prospectus.

We are required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at http://www.sec.gov from which interested persons can electronically access our SEC filings, including this registration statement and the exhibits and schedules hereto.

We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

INCORPORATION BY REFERENCE

The Company is allowed to “incorporate by reference” the information it files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 12, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014, filed with the SEC on November 12, 2014, and December 31, 2014 and filed with the SEC on February 11, 2015;

•	our Current Reports on Form 8-K filed with the SEC on May 21, 2014 (as amended), July 2, 2014, July 17, 2014, August 13, 2014, August 26, 2014, October 17, 2014, October 23, 2014 (6:00 .m. (ET)), October 23, 2014 (6:31 pm (ET)), October 24, 2014, November 26, 2014, December 5, 2014, January 5, 2015, January 6, 2015, January 15, 2015, January 22, 2015, February 11, 2015 and February 13, 2015;

•	the description of our common stock contained in our Registration Statement on Form 8-A/A filed with the SEC on September 29, 2008 (File No. 001-32845), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

•	the description of our 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A/A filed with the SEC on May 15, 2013 (File No. 001-32845), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	the description of our 8.125% Senior Notes due 2021 contained in our Registration Statement on Form 8-A filed with the SEC on June 13, 2014 (File No. 001-32845), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, during the period after the date of the initial registration statement and prior to effectiveness of the registration statement will be deemed incorporated by reference. In addition, any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, filed after the date of the prospectus and prior to the termination of the offering are deemed incorporated by referenced.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or orally. To receive any such copy, call or write or send us an email:

General Finance Corporation

39 East Union Street

Pasadena, California 91103

Attention: Christopher A. Wilson

(626) 584-9722

notices@generalfinance.com

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.generalfinance.com/investor.html as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information contained on , or that can be accessed through, our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site as part of this prospectus.

4,400,000 SHARES

COMMON STOCK

PROSPECTUS SUPPLEMENT

                    , 2015

Joint Book-Running Managers

Oppenheimer & Co.
KeyBanc Capital Markets
Sterne Agee

Co-Manager

D.A. Davidson & Co.